Exhibit 10.14

RESTRICTED SHARE UNIT PLAN

FOR EMPLOYEES OF ENCANA CORPORATION

[CANADIAN EXECUTIVE] 20●     RSU GRANT AGREEMENT

Participant Name:	###PARTICIPANT_NAME###

Grant Date:	###GRANT_DATE###

Number of RSUs	###TOTAL_AWARDS###

Currency of RSUs:	CAD

Stock Exchange:	TSX

Vesting Date:	###VEST_SCHEDULE_TABLE###

This Grant Agreement including Schedule “A”” hereof (collectively, this “Agreement”) is between you, the eligible employee of the Corporation or its Affiliate (“Participant” or “You”) and Encana Corporation or an Affiliate thereof (the “Corporation”).

WHEREAS the Corporation has established the Restricted Share Unit Plan for Employees of Encana Corporation (the “Plan”);

AND WHEREAS You are an employee of the Corporation and the Board of Directors of the Corporation (the “Board”) has authorized the granting to You of certain Restricted Share Units (“RSUs”) in such number as set out above and as further described in this Agreement pursuant to and in accordance with the provisions of the Plan;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration including, among other things, the employment services rendered by You to the Corporation or its Affiliate, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement. All capitalized terms used in this Agreement, unless otherwise defined in this Agreement, shall have the meanings set out in the Plan.

2.	Participation in the Plan is voluntary on Your part.

3.	You hereby confirm that You have received and reviewed a copy of the Plan and agree to be bound by its terms and conditions.

4.	Effective as of the Grant Date above, the Corporation hereby grants to You, in accordance with and subject to the terms and conditions of the Plan and this Agreement, RSUs in such number as set out above and subject to such Vesting Date as specified above and such other terms or conditions as the Committee or the Board, as applicable, may determine.

5.	RSUs granted to You on the Grant Date will only become Vested RSUs and be payable on the Vesting Date specified above subject to the terms and conditions set out in the Plan (including, without limitation, Section 7 thereof), and this Agreement.

6.	Dividend Equivalent RSUs shall be determined separately with respect to the RSUs applicable to each grant under Section 4.1 of the Plan. Subject to the terms and conditions of the Plan (including, without limitation, Section 5.2 thereof) and this Agreement, where cash dividends are paid by the Corporation on the Shares between the Grant Date and the Vesting Date in respect of a particular grant under Section 4.1 of the Plan, the Corporation shall credit additional Dividend Equivalent RSUs to the Participant’s RSU Account. The number of such Dividend Equivalent RSUs (including fractional RSUs) to be credited in respect of each dividend record date will be calculated by dividing the cash dividends that would have been paid to the Participant if the RSUs applicable to the particular grant under Section 4.1 of the Plan (and any previously granted Dividend Equivalent RSUs related to such RSUs) as at such dividend record date had been Shares by the closing price per Share on the applicable Stock Exchange on the immediately preceding Trading Day of the dividend payment date for such cash dividends. Dividend Equivalent RSUs shall vest and be paid at the same time as the RSUs to which they relate.

7.	The determination by the Committee or the Board, as applicable, of any question which may arise as to the interpretation and implementation of the Plan, this Agreement or any RSUs granted pursuant to the Plan or hereunder shall be final and binding on You and all other persons claiming or deriving rights through You.

8.	The Corporation’s grant of any RSUs or any obligation to make any payments under the Plan is subject to compliance with Applicable Law. As a condition of participating in the Plan, You hereby agree to comply with all such Applicable Law and agree to furnish to the Corporation all information and undertakings as may be required to permit compliance with such Applicable Law. Without limiting the generality of the foregoing, You hereby acknowledge and agree that any payment or settlement to You in respect of Vested RSUs shall be subject to such taxes and other withholdings or deductions as may be required by Applicable Law.

9.	The Plan contains specific conditions and provisions including, without limitation, in Section 7 thereof, with respect to determining whether RSUs may become Vested RSUs and governing Your rights with respect to the Plan and this Agreement during a Period of Absence, Unpaid Leave of Absence, upon a Termination of Employment, upon a Change in Control and/or in the event of Your Retirement or Death. Without restricting the generality of Section 3 hereof, You further agree that You have read all of the provisions of the Plan and this Agreement and agree to be bound by them.

10.	Upon the occurrence of a Termination of Employment of You, pursuant to Section 7.4 of the Plan, You shall not be entitled to any further grant or vesting of RSUs, nor shall You be entitled to any cash, Shares or other payment (as applicable) in respect of any RSUs which are unvested on or prior to the Date Employment Ceases. You agree You have read these provisions of the Plan and agree to be bound by them.

11.	Neither the Plan nor any action taken thereunder shall interfere with the right of the Corporation or any Affiliate which employs You to terminate Your employment at any time. Neither shall any period of notice, if any (whether pursuant to statute or common law), nor any payment in lieu thereof, upon a Termination of Employment of You (whether wrongful or otherwise) be considered or deemed to extend the period of Your employment or, for greater certainty, the Date Employment Ceases, for the purposes of the Plan or this Agreement including, without limitation, for the purposes of the vesting of any RSUs, or any payment in respect thereof. For greater certainty, all vesting of RSUs granted to You hereunder shall immediately cease as of the Date Employment Ceases.

12.	You acknowledge and agree that RSUs granted to You hereunder (and the grant thereof) and any payment in respect thereof are expressly subject to the terms and conditions of the Corporation’s “Incentive Compensation Clawback Policy”, attached hereto as Schedule “A”, as same may be amended by the Corporation from time to time.

13.	You shall have no rights whatsoever as a shareholder in respect of any Shares (including any rights to receive dividends or other distributions from or on the Shares) other than in respect of Shares (if any) distributed to You in satisfaction of Your Vested RSUs in accordance with and in the manner provided for in the Plan.

14.	Subject to Section 10.6 of the Plan, this Agreement may be amended or terminated at any time by the Committee or the Board in whole or in part and the Plan may be amended or terminated at any time by the Board in whole or in part.

15.	This Agreement shall enure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon You and all other persons claiming or deriving rights through You.

16.	This Agreement and the rights of all parties and the construction of each and every provision hereof and the Plan and any RSUs granted hereunder shall at all times and for all purposes be construed according to the laws of the Province of Alberta (and the federal laws of Canada, as applicable, herein) and shall be treated in all respects as an Alberta contract, without reference to the principles of conflicts of law. In the event of a dispute, You agree to submit to the jurisdiction of the courts of the Province of Alberta.

17.	Notwithstanding any provision of the Plan or this Agreement to the contrary, where applicable, it is intended that the provisions of the Plan and this Agreement comply with applicable tax law and, in respect of U.S. Participants, Section 409A, and that all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If You are an US Participant, You are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon You or for Your account in connection with the Plan or any other Plan maintained by the Corporation or an Affiliate (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold You (or any beneficiary) harmless from any or all of such taxes or penalties. In addition, should any provision of the Plan or this Agreement be subject to Section 409A, You agree that the Date Employment Ceases and the Date of Retirement shall be determined to mean a “separation from service” as defined in Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under the Plan or this Agreement that is subject to Section 409A, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by You during the immediately preceding 36-month period. Any distribution or settlement of a benefit conferred under the Plan or this Agreement following the Date Employment Ceases or the Date of Retirement that would be subject to Section 409A as a distribution following a separation from service of a “specified employee” as defined under Section 409A, shall occur no earlier than the expiration of the six-month period following such Date Employment Ceases or Date of Retirement.

18.

You agree to the collection, use and disclosure of personal information about You (including, without limitation, personal employee information about You) (collectively, “Personal Information”) by the Corporation or its Affiliates for purposes of administering and managing the grant of RSUs to You hereunder, operation of the Plan and this Agreement and, as applicable, compliance with Applicable Law (the “Purposes”).

Without limiting the generality of the foregoing, You agree to the collection, use and disclosure of the Personal Information by the Corporation and its Affiliates from and to such third party service provider(s) as may be retained by the Corporation from time to time to assist with the Purposes (“Service Provider”), as may be reasonably required to fulfil the Purposes, whether verbally (including by telephone), in writing or electronically over the Internet including, without limitation, by e-mail. You agree that any acceptance or consent indicated by You in electronic form to any documents provided to You by the Corporation or the Service Provider including, without limitation, the Plan and this Agreement shall be the equivalent of original written paper documents and Your written acceptance or consent thereto.

You further agree to provide the Corporation and, where necessary, the Service Provider, with all information, including Personal Information, as may be reasonably required to fulfil the Purposes. You acknowledge and agree that the Corporation, an Affiliate and/or the Service Provider (as applicable) may, from time to time, and in accordance with Applicable Laws, disclose Personal Information including, without limitation, in response to regulatory filings or other lawful requests by a government authority or regulatory body, or for purpose of complying with a subpoena, warrant or other order by a court or other party having jurisdiction over the Corporation, an Affiliate or the Service Provider (as applicable) to compel production of same. You acknowledge and agree that the Corporation, an Affiliate or the Service Provider may, as part of their business practices, collect, use and disclose the Personal Information outside of Canada or the United States (as applicable) in respect of the Purposes. Should You have any questions regarding the Corporation’s collection, use and disclosure of Your Personal Information, contact Encana’s Privacy Officer at privacy@encana.com.

19.	You understand that by indicating your acceptance of and agreement with the terms of this Agreement (whether electronically or otherwise), You confirm You have received and reviewed the terms of the Plan and this Agreement, which contain legal terms, and that You agree to be bound by them.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Grant Date.

ENCANA CORPORATION

Mike Williams
Executive Vice-President, Corporate Services

Schedule “A”

Incentive Compensation Clawback Policy

By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of this 22nd day of October, 2012 (the “Effective Date”).

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the “Executive”). References in this Policy to the “Corporation” include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation’s alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any applicable stock exchange (collectively, “Applicable Rules”).

This Policy applies to “Incentive-Based Compensation” which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation’s: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive (“LTI”) program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any time-based grants under any such plans). For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

•	the Corporation is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under applicable securities laws (the “Restatement”), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the “Restatement Date”);

•	the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the “Overcompensation Amount”); and

•	the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation’s material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

•	where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

•

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and

•	to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the “Outstanding LTIs”), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the “New Policy”), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy. Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.